EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

dated as of July 15, 2004

by and between

eUniverse, Inc.,

a Delaware corporation

and

Supernation, LLC

a California limited liability company

This ASSET PURCHASE AGREEMENT dated as of July 15, 2004 (the “Closing Date”), is made and entered into by and between eUniverse, Inc., a Delaware corporation (“Purchaser”) and Supernation, LLC, a California limited liability company (“Seller”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 7.1.

WHEREAS, Seller owns and operates an interactive gaming property and multimedia business, accessible at the website located at www.superdudes.net (the “Business”); and

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets that are necessary or incidental to the daily operations of the Business, and in connection therewith, Purchaser has agreed to assume certain enumerated liabilities of Seller relating to the Business, all on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

SALE OF ASSETS AND CLOSING

1.1 Assets. (a) Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, at the Closing, free and clear of all Liens other than Permitted Liens, all of Seller’s right, title and interest in, to and under the following Assets and Properties of Seller used or held for use in connection with the Business, as the same shall exist on the Closing Date (collectively, the “Assets”):

(i) Business Contracts. The Contracts listed in Section 1.1(a)(i) of the Disclosure Schedule (other than the Personal Property Leases) as to which Seller is a party and which are utilized in the conduct of the Business, including without limitation Contracts relating to suppliers, sales representatives, distributors, purchase orders, marketing arrangements and manufacturing arrangements (the “Business Contracts”);

(ii) Tangible Personal Property. All furniture, fixtures, equipment, machinery and other tangible personal property used or held for use in the conduct of the Business at the locations at which the Business is conducted or at customers’ premises on consignment, or otherwise used or held for use by Targets in the conduct of the Business (including but not limited to the items listed in Section 1.1(a)(ii) of the Disclosure Schedule), including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (the “Tangible Personal Property”);

(iii) Intangible Personal Property. All Intellectual Property used or held for use in the conduct of the Business (including Seller’s goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Assets, including but not limited to the items listed in Section 1.1(a)(iii) of the Disclosure Schedule (the “Intangible Personal Property”);

(iv) Licenses. All Licenses (including applications therefor) utilized in the conduct of the Business, including but not limited to the Licenses listed in Section 1.1(a)(iv) of the Disclosure Schedule (the “Business Licenses”);

(v) Business Books and Records. All Books and Records used or held for use in the conduct of the Business or otherwise relating to the Assets, other than the minute books, stock transfer books and corporate seal of Seller (the “Business Books and Records”); and

(vi) Other Assets and Properties. All other Assets and Properties of Seller used or held for use in connection with the Business (the “Other Assets and Properties”), which are not specifically provided for elsewhere in this Section 1.1.

1.2 Liabilities. (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due the following obligations of Seller arising in connection with the operation of the Business, as the same shall exist on the Closing Date (the “Assumed Liabilities”), and no others:

(i) Obligations under Contracts and Licenses. All obligations of Seller under the Business Contracts and Business Licenses arising and to be performed on or after the Closing Date, and excluding any such obligations arising or to be performed prior to the Closing Date.

(b) Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller (including, without limitation, those related to the Business) of any kind, character or description whatsoever (the “Retained Liabilities”). Seller shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities, provided that Seller shall have the ability to contest, in good faith, any such claim of liability asserted in respect thereof by any Person other than Purchaser and its Affiliates.

1.3 Purchase Price; Allocation; Earn-Out; Common Stock.

(a) Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Assets is the sum of (i) One Hundred Twenty Five Thousand Dollars ($125,000.00) (the “Base Price”) payable in immediately available United States funds paid via wire transfer to the account of Seller set forth on Exhibit 1.3(a), attached hereto; (ii) Nine Hundred Thousand (900,000) shares of Purchaser’s common stock, $0.001 par value per share (the “Common Stock”); and (iii) a percentage of Net Income generated by the Business, as described in Section 1.3(c) below (the “Earn-Out”). The Base Price shall be paid at the Closing. The Common Stock shall be issued on November 1, 2004, and subject to the terms set forth in Section 1.3(d). The Earn-Out shall be payable in accordance with Section 1.3(c).

(b) Allocation. The Base Price shall be reasonably allocated among the Assets in proportion to their respective fair market values, but not in excess thereof, based on the mutual agreement of Purchaser and Seller as set forth in Schedule 1.3 and any remaining amount shall be allocated to “going concern/goodwill” of the Business. Each party hereto agrees (i) that any such allocation shall be consistent with the requirements of Section 1060 of the Code and the regulations thereunder, (ii) to complete jointly and to file separately Form 8594 with its Federal income Tax Return consistent with such allocation for the tax year in which the Closing Date occurs, (iii) that no party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party and (iv) such allocation shall be consistent with the allocation of the Purchase Price reflected in Schedule 1.3.

(c) Earn-Out. Purchaser shall, as part of the Purchase Price and as additional consideration for the transfer of the Assets, pay to Seller quarterly payments (each, an “Earn-Out Payment”) as follows:

(i) commencing on the first and continuing for each fiscal quarter (or portion thereof) following the Closing Date during the six (6) year period thereafter (the “Earn-Out Period”), an amount equal to fifty percent (50%) of Net Income from Offline Transactions received by Purchaser for that fiscal quarter; and

(ii) commencing on the first and continuing for each fiscal quarter (or portion thereof) following the Closing Date during the three (3) year period thereafter, an amount equal to twenty five percent (25%) of Net Income from Mobile Transactions received by Purchaser for that fiscal quarter.

Each Earn-Out Payment shall be made within forty five (45) days from the end of each fiscal quarter during the Earn-Out Period.

(d) Common Stock.

(i) Lock-Up. In addition to the Stop Transfer Restriction set forth in Section 5.4(b) below, (A) until the one (1) year anniversary of the Closing Date, Seller hereby agrees not to sell, transfer, pledge, encumber or otherwise dispose of seven hundred twenty thousand (720,000) shares of the Common Stock, or agree to or contract to do any of the foregoing, AND (B) until the eighteen (18) month anniversary of the Closing Date, Seller hereby agrees not to sell, transfer, pledge, encumber or otherwise dispose of three hundred sixty thousand (360,000) shares of the Common Stock or agree to or contract to do any of the foregoing (the “Lock-Up”).

(ii) Restrictive Legend. Each certificate representing the Common Stock issued to Seller pursuant to this Agreement shall bear the legend, substantially in the form set forth on Exhibit 1.3(d), attached hereto.

1.4 Closing. At the Closing, (a) Seller will assign and transfer to Purchaser good and valid title in and to the Assets (free and clear of all Liens, other than Permitted Liens) by delivery of (i) a General Assignment and Bill of Sale substantially in the form of Exhibit B hereto (the “General Assignment”), duly executed by Seller and (ii) such other good and sufficient instruments of conveyance, assignment and transfer (the “Assignment Instruments”), in form and substance reasonably acceptable to Purchaser’s counsel, as shall be effective to vest in Purchaser good and valid title to the Assets free and clear of any Liens; (b) Purchaser will assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) an Assumption Agreement substantially in the form of Exhibit C hereto (the “Assumption Agreement”), duly executed by Purchaser, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Seller’s counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in Section 1.2(a) (the “Assumption Instruments”); (c) Purchaser and Seller shall enter into a General Release substantially in the form of Exhibit A hereto (the “General Release”); (d) Purchaser and Seller shall enter into a Non-Competition Agreement substantially in the form of Exhibit D hereto (the “Covenant Not to Compete”); (e) Purchaser shall enter into a Consulting Agreement with each of Paul Dumais substantially in the form of Exhibit E hereto (the “Consulting Agreement”); and (f) Seller will deliver to Purchaser Assignment Agreements executed by all the former membership interest holders of Superdudes, LLC, formerly a California limited liability company (“Superdudes”), substantially in the form of Exhibit F hereto (the “Assignment Agreements”). The Closing will take place on the date two (2) business days after all conditions (other than the respective delivery obligations of the parties) hereto have been satisfied or waived, or at such other time or date as may be agreed to by the parties to this Agreement (the “Closing Date”).

1.5 Prorations. Prorations relating to the Assets and the ownership and operation of the Business shall be made as of the Closing Date, with Seller transferring such Assets hereunder liable to the extent such items relate to any time period prior to the Closing Date and Purchaser liable to the extent such items relate to periods beginning with and subsequent to the Closing Date. Except as otherwise agreed by the parties, the net amount of all such prorations shall be settled and paid on the Closing Date.

1.6 Further Assurances; Post-Closing Cooperation; Post-Closing Operations. At any time or from time to time after the Closing, at Purchaser’s request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Assets. Notwithstanding anything to the contrary contained herein, Purchaser shall have sole and absolute discretion over the operation of the Business and exploitation and disposition of the Assets.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLERS

Seller hereby represents and warrants to Purchaser as follows:

2.1 Organization of Sellers. Seller (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California, (ii) is duly qualified to do business in California and (iii) has full power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the Assets. Schedule 2.1 of the Disclosure Schedule sets forth, immediately prior to the Closing, the members of record of, and their respective membership interests in, Seller.

2.2 Authority. Seller has full power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer (pursuant to this Agreement) the Assets. The execution and delivery by Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by the manager or managing member of Seller, no other action on the part of Seller or any of its members being necessary. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Seller enforceable against each of them, in accordance with their terms.

2.3 No Conflicts. The execution and delivery by Seller of this Agreement do not, and the execution and delivery by Seller of the Operative Agreements to which it is a party, the performance by Seller of its obligations under this Agreement and the Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Formation or Operating Agreement (or other comparable corporate charter documents) of Seller;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.4 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller or any of its Assets and Properties; or

(c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Seller or any of its Assets and Properties under, any Contract or License to which Seller is a party or by which any of its Assets and Properties is bound.

2.4 No Consents. Except as set forth on Schedule 2.4, no permit, consent, approval, novation, authorization or other order of or filing with any Governmental Entity or any other Person is required in connection with the execution, delivery and consummation of this Agreement and the other agreements contemplated hereby to be executed by Seller or any other Person (other than Purchaser), including the Operative Agreements, or the actions of Seller contemplated hereby, or to permit Purchaser to continue to conduct the Business as it is currently conducted following the purchase of the Assets by Purchaser pursuant hereto.

2.5 Financial Statements. Attached hereto as Schedule 2.5 are the following financial statements: (i) the audited balance sheets and the related audited consolidated statements of income and changes in stockholders’ equity and cash flow as of and for the fiscal year ended December 31, 2003 (the “Most Recent Fiscal Year End”) for Seller and (ii) the unaudited balance sheets and the related unaudited consolidated statements of income and changes in stockholders’ equity and cash flow as of and for each month of calendar year 2004, up to the month ended May 31, 2004 for Sellers. Seller shall promptly provide its monthly unaudited financial statement to Purchaser for each month ending after May 31, 2004 and prior to the Closing Date (such financial statements, together with those described in the previous sentence are referred to collectively herein as the “Seller Financial Statements”). Seller Financial Statements (including the notes thereto) have been and will be prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as noted in the notes to the Seller Financial Statements), present fairly the financial condition of Seller and the Business, as of such date and the results of operations of Seller for such period, are accurate and complete, and are consistent with the Books and Records of Seller in all material respects (which Books and Records are accurate and complete). Seller has no liabilities that are not reflected in the Seller Financial Statements or set forth on a schedule to this Agreement except those incurred in the ordinary course of business after the date of the most recent monthly financial statements and disclosed to Purchaser.

2.6 Absence of Changes. There has not been any Material Adverse Change with respect to Seller, the Business or the Assets since the Most Recent Fiscal Year End.

2.7 Taxes. (i) Seller has filed all Tax Returns that it was required to file (Tax Returns the filing date of which has been validly extended shall not be considered due until the expiration of such extension), which Tax Returns were correct and complete in all material respects, copies of which have been delivered to Purchaser, (ii) all Taxes owed by Seller (whether or not shown on any Tax Return) have been paid and (iii) no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and to the Knowledge of Seller, no basis exists for the imposition of any such Liens. Seller does not expect any authority to assess any additional Taxes with respect to Seller for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Seller. Seller has delivered to Purchaser true, correct and complete copies of all income Tax Returns filed, examination reports and statements of deficiencies assessed against or agreed to by Seller. There is no outstanding audit or examination concerning any Tax Liability of Seller. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person. Seller has not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Seller is satisfied as to, and has each relied solely upon its respective tax advisors with respect to, the incidents of taxation which will or may result from the transactions contemplated by this Agreement.

2.8 Legal Proceedings. There is no suit, action, hearing, claim, audit or litigation, or legal, administrative, arbitration or other proceeding pending or, to the Knowledge of Seller, threatened, nor to the Knowledge of Seller, any investigation pending or threatened against or affecting, the Business, Seller or any of the Assets, before any Governmental Entity which would have a Material Adverse Effect on Seller, the Business or the Assets or that would reasonably be expected to materially adversely affect the ability of Seller to consummate the transactions contemplated hereby and (B) there is no judgment, decree, injunction, ruling, award, charge, order or writ of any Governmental Entity or other Person outstanding against, binding upon or involving Seller, the Business or the Assets or any directors or officers of Seller in their capacity as such. Seller owns policies of casualty, liability or other forms of insurance which provide coverages in amount and scope sufficient to cover every claim, action, cause of action, suit, proceeding, litigation, arbitration or investigation. Seller nor any of its directors, officers or employees is currently charged with or is currently under investigation with respect to, any violation of any provision of any Legal Rule in respect of the Business.

2.9 Legal Compliance. Seller is, and at all times has been, in compliance with all Legal Rules applicable to it, except for possible violations which in the aggregate would not have a Material Adverse Effect on Seller, the Business or the Assets. Seller has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the Business, all of which are valid and effective, except for those which in the aggregate, if not obtained or valid and effective, would not have a Material Adverse Effect on Seller, the Business or the Assets. There are no material Licenses used or held for use in the Business or any pending applications for any material Licenses).

2.10 ERISA Matters. Purchaser will incur no liability with respect to, or on account of, and Seller will retain any liability for, and on account of, any employee benefit plan of Seller, any of their Affiliates or any predecessor employer of any employee, including, but not limited to, liabilities Seller may have to such employees under all employee benefit schemes, incentive compensation plans, bonus plans, pension and retirement plans, vacation, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement) share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether “qualified” or “non-qualified,” or to any employee as a result of termination of employment by Seller as contemplated by this Agreement. Seller has not, with respect to any employee, maintained or contributed to, or been obligated or required to contribute to, any retirement or pension plan or any employee benefit plan. Seller has complied with all of their obligations (including obligations to make contributions) in respect of the pension funds of which its employees are members, there is no outstanding liability of Seller or any of their respective Affiliates to any such funds and all such funds are fully funded to meet all potential claims for benefits by any and all such employees and any former employee.

2.11 Title to Assets; Business. Seller owns all right, title and interest in, and has good title to or, with respect to the Personal Property Leases, a valid leasehold interest in, all of the Assets listed as being owned or leased by Seller in the Schedules of Assets attached hereto, free and clear of any and all Liens. The sale of the Assets by Seller to Purchaser pursuant to this Agreement will effectively convey to Purchaser the entire Business and all of the tangible and intangible property used by Seller (whether owned, leased or held under license by Seller, by any of Seller’s Affiliates or Associates or by others) in connection with the conduct of the Business as heretofore conducted by Seller.

2.12 Intellectual Property Rights. Seller has interests in or uses only the Intellectual Property disclosed in Section 1.1(a)(vi) of the Disclosure Schedule in connection with the conduct of the Business, each of which Seller either has all right, title and interest in or a valid and binding rights under Contract to use. No other Intellectual Property is used or necessary in the conduct of the Business. (i) Seller has the exclusive right to use the Intellectual Property disclosed in Section 1.1(a)(vi) of the Disclosure Schedule, (ii) all registrations with and applications to Governmental or Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by Seller to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by Seller in respect of such Intellectual Property, (iv) Seller has delivered to Purchaser prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person, (v) Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets in respect of the Business, (vi) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use such Intellectual Property and (vii) no such Intellectual Property is being infringed by any other Person. Seller has not received notice that Seller is infringing any Intellectual Property of any other Person in connection with the conduct of the Business, no claim is pending or has been made to such effect that has not been resolved and Seller is not infringing any Intellectual Property of any other Person in connection with the conduct of the Business.

2.13 Contracts. Seller has no contracts and other agreements, whether written or oral, to which Seller is currently a party or under which Seller has or may acquire rights with a reasonable value of more than $25,000 or may become subject to any Liability or obligation in excess of $10,000. A copy of each of such contracts that is written has been delivered to Purchaser. With respect to each such agreement: (A) the agreement is valid, binding, enforceable and in full force and effect, (B) the agreement will continue to be valid, binding, enforceable and in full force and effect on identical terms following consummation of the transactions contemplated hereby, (C) Seller is not in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the agreement and no other party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the agreement, and (D) Seller nor any other party has repudiated any provision of the agreement.

2.14 Insurance. Seller holds and maintains adequate liability, property, workers’ compensation and other insurance policies, which are currently in effect that insure the Business, the Employees or the Assets. Each such insurance policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and Seller has not received any notice of cancellation or termination in respect of any such policy or is in default thereunder. Such insurance policies are placed with financially sound and reputable insurers and, in light of the nature of the Business and the Assets, are in amounts and have coverages that are reasonable and customary for Persons engaged in such business and having such Assets and Properties. Neither Seller nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

2.15 Affiliate Transactions. No officer, director, Affiliate or Associate of Seller or any Associate of any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business, and the Business does not provide or cause to be provided any assets, services or facilities to any such officer, director, Affiliate or Associate.

2.16 Labor Relations. There has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened any strike, slowdown, picketing, work stoppage, or employee grievance process, organizational activity, or other labor or employment dispute against or affecting Seller or any of the Assets. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Seller, and Seller contemplates no such action. Seller has complied in all respects with all Legal Rules relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Rules.

2.17 Environmental Matters. The present and former activities of Seller on all real property owned, leased or subleased by Seller comply in all material respects with all applicable Environmental Laws.

2.18 Debt Instruments. Seller has no debentures, notes, mortgages, indentures, guarantees, capitalized leases or other instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed, in each case to which Seller is currently a party, has or may acquire rights or may become subject to any Liability or obligation or by which it or Seller’s Assets and Properties is bound. Seller is not a guarantor or otherwise liable for any Liability of any other Person. None of the Liabilities of the Business or of Seller incurred in connection with the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person. Seller has delivered to Purchaser true and complete copies of all debt instruments.

2.19 Employee Agreements. Schedule 2.19 sets forth a full and complete list of all employees of Seller as of the date hereof, specifying their names, job designations and their dates of hire. All employees of Seller are “at will” employees who may be terminated without cause. All employees, consultants, officers and directors of Seller that have had access to the Assets are parties to a written agreement (a “Confidentiality Agreement”), under which each such person or entity (i) is obligated to disclose and transfer to Seller, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for Seller, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for Sellers may be concerned, or relate to or are connected with the Business, products or projects of Seller, or involve the use of the time, material or facilities of Seller, and (ii) is obligated to maintain the confidentiality of proprietary information of Seller. Except for the Confidentiality Agreements, there are no written or oral contracts of employment between Seller and any Employee. None of Seller’s employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to promote the interests of Seller with regard to the Business or the Assets or that would conflict with the Business or the Assets. Neither the execution nor the delivery of this Agreement, nor the carrying on of the Business by its employees and consultants, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. It is currently not necessary nor will it be necessary for Seller to utilize in the Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Seller, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Seller, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such persons or entity is a party or to which any of such assets or rights may be subject. None of Seller’s employees, consultants, officers, directors or members that has had knowledge or access to information relating to the Assets has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer which has resulted in Seller’s access to or use of such proprietary items included in the Assets, and Seller will not gain access to or make use of any such proprietary items in the Business, except to the extent that any such activities would not have a Material Adverse Effect on Seller, the Assets or the Business. Seller is not a party to a collective bargaining agreement with any trade union, none of Seller’s employees are members of a trade union certified as a bargaining agent with Seller and no proceedings to implement any such collective bargaining agreement or certifications are pending. There are no policies or agreements of Seller with respect to payments upon any change in control of Seller.

2.20 Brokers. Seller has no Liability, directly or indirectly, to pay any fees, commissions or other amounts to any of Seller’s directors, officers or employees in connection with this Agreement or the transactions contemplated hereby or in connection with any sale of all or substantially all of the assets of Seller. Seller has no Liability, directly or indirectly, to pay any fees, commissions or other amounts to any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby or in connection with any sale of all or substantially all of the assets of Seller. Seller agrees to indemnify and hold harmless Purchaser for any such Liability.

2.21 Full Disclosure. Any and all information furnished by or on behalf of Seller to Purchaser, any of their Affiliates or any of their respective agents in writing pursuant to this Agreement and any information contained in the Schedules referred to in this Agreement, at any time prior to the Closing Date, does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading. The Disclosure Schedule to this Agreement contains a complete and accurate schedule of all liabilities and obligations of Seller. Seller has no debts, liabilities or obligations of any nature, whether accrued, absolute contingent or otherwise, and whether due or to become due, that are not set forth in the Disclosure Schedule.

2.22 Investment Representation of Seller.

(a) Purchase Entirely For Own Account. This Agreement is made with Seller in reliance upon Seller’s representation to Purchaser, which by Seller’s execution of this Agreement Seller hereby confirms, the Common Stock to be acquired by Seller, if any, will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller further represents that Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Common Stock. Seller has not been formed for the specific purpose of acquiring the Common Stock.

(b) Disclosure of Information. Seller has received all of the information it considers necessary or appropriate for deciding whether to acquire the Common Stock. Seller further represents that it has had an opportunity to ask questions and receive answers from Purchaser regarding the Common Stock.

(c) Restricted Securities. Seller understands that the shares of Common Stock subject to this Agreement have not been, and will not be as of the Closing Date, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that the shares of Common Stock subject to this Agreement are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold such shares unless and until they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Purchaser has no obligation to register or qualify the Common Stock for resale. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Common Stock, and on requirements relating to Purchaser which are outside of Seller’s control, and which Purchaser is under no obligation and may not be able to satisfy.

(d) Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(e) Corporate Securities Law. Seller is aware that the sale of the Common Stock pursuant to this Agreement has not been qualified with the Commissioner of Corporations of the State of California.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own and/or lease all of its properties and assets, and to carry on its business as now being conducted.

3.2 Authority; Non-Contravention. This Agreement, the Operative Agreements and the other agreements contemplated hereby to be executed by the Purchaser pursuant hereto have been duly executed and delivered by Purchaser, and constitute valid and binding obligations of Purchaser enforceable against it in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles. The Purchaser has full power and authority to execute and deliver and perform its obligations under this Agreement, the Operative Agreements and the other agreements contemplated herein to be executed by it. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and the Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Purchaser.

3.3 No Consents. No permit, consent, approval, novation, authorization or other order of or filing with any Governmental Entity or any other Person is required in connection with the execution, delivery and consummation of this Agreement and the other agreements contemplated hereby to be executed by Purchaser, or the actions of the Purchaser contemplated hereby.

3.4 Brokers. Purchaser has no Liability, directly or indirectly, to pay any fees, commissions or other amounts to any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby or in connection with any purchase of all or substantially all of the assets of Sellers.

ARTICLE 4

SURVIVAL OF REPRESENTATIONS, WARRANTIES

AND AGREEMENTS

4.1 Survival of Representations, Warranties and Agreements. Each of the representations, warranties and agreements of Purchaser and Seller contained in this Agreement (including those made in the Exhibits and Schedules hereto) and any other document or certificate delivered pursuant to this Agreement shall survive the Closing. Nothing in this Section 4.1 shall affect the obligations and indemnities of the parties with respect to covenants and agreements contained in the Agreement that are permitted to be performed, in whole or in part, after the Closing Date.

ARTICLE 5

INDEMNIFICATION

5.1 Indemnification by Seller. On and after the Closing Date, Seller shall defend, indemnify and hold harmless Purchaser, each of its Affiliates and each of their respective Affiliates, officers, directors, employees, agents, successors and assigns (collectively, “Purchaser’s Indemnified Persons”), and shall reimburse Purchaser’s Indemnified Persons, for, from and against, each and every demand, claim, loss (which shall include any diminution in value), liability, judgment, and damage (and costs and expenses, including attorneys’ fees, but only as provided in Section 8.5) (collectively, “Losses”) imposed on or incurred by Purchaser’s Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of any breach of any representation or warranty in any respect, whether or not Purchaser’s Indemnified Persons relied thereon or had knowledge thereof (unless such inaccuracy is disclosed in an Exhibit or Schedule hereto), or any breach or nonfulfillment of any covenant, agreement or other obligation of Seller under this Agreement, any Schedule or Exhibit hereto, or any certificate or other document delivered or to be delivered pursuant hereto or relating to, resulting from or arising out of any Retained Liability.

5.2 Indemnification by Purchaser. On and after the Closing Date, Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates, officers, employees, agents, successors and assigns (Sellers and such other Persons, collectively “Seller Indemnified Persons”) and shall reimburse Seller Indemnified Persons for, from and against all Losses imposed on or incurred by Seller Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of any inaccuracy in any representation or warranty in any respect, whether or not Seller Indemnified Persons relied thereon or had knowledge thereof (unless such inaccuracy is disclosed in an Exhibit or Schedule hereto), or any breach or nonfulfillment of any covenant, agreement or other obligation of Purchaser under this Agreement, any Schedule or Exhibit hereto or any certificate or other document delivered or to be delivered pursuant hereto.

5.3 Notice and Defense of Third-Party Claims. If any action, claim or proceeding shall be brought or asserted under this Article 5 against an indemnified party or any successor thereto (the “Indemnified Person”) in respect of which indemnity may be sought under this Article 5 from an indemnifying person or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice of such action or claim to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that the representation by the same counsel is inappropriate.

5.4 Purchaser’s Right of Set-Off; Stop Transfer Restriction.

(a) In the event a Purchaser Indemnified Person incurs a Loss or otherwise becomes entitled to any amounts under this Article 5, Purchaser shall notify Sellers in writing of such Loss or other amount (a “Claim Notice”) specifying in reasonable detail the amount of such Loss or other amount. Sellers shall thereafter have ten (10) business days after receipt of such Claim Notice to pay to Purchaser the entire amount of such Loss or other amount. In the event Sellers do not pay such amount within that time, Purchaser may set off such Loss or other amount against amounts otherwise payable pursuant to the Earn-Out. The exercise of such right of set-off by Purchaser, whether or not ultimately determined to be justified, shall not constitute a breach of this Agreement or an event of default by Purchaser. Any dispute regarding the propriety of a set-off against the Earn-Out shall be resolved in accordance with the provisions of Sections 8.10. If the parties ultimately agree or arbitrator decides that Seller is not liable for all or some portion of the disputed Losses, then Purchaser shall pay to Seller the amount of all such withheld payments, less the amount of Losses for which Seller was found liable. Neither the exercise of nor the failure to exercise such right of set-off shall constitute an election of remedies nor limit Purchaser in any manner in the enforcement of any other remedies that may be available to Purchaser or Purchaser Indemnified Person, including without limitation, the Stop Transfer Restriction.

(b) In the event a Purchaser Indemnified Person incurs a Loss or otherwise becomes entitled to any amounts under this Article 5, Purchaser shall provide Seller with a Claim Notice specifying in reasonable detail the amount of such Loss or other amount. Seller shall thereafter have ten (10) business days after receipt of such Claim Notice to pay to Purchaser the entire amount of such Loss or other amount. In the event Seller does not pay such amount within that time, Purchaser shall have the right to provide Purchaser’s transfer agent(s) with stop transfer instructions with respect to no more than three hundred sixty thousand (360,000) shares of Common Stock issued to Seller pursuant to this Agreement (the “Stop Transfer Restriction”), until all amounts specified in the Claim Notice are satisfied in full. The exercise of such right of set-off by Purchaser, whether or not ultimately determined to be justified, shall not constitute a breach of this Agreement or an event of default by Purchaser. Any dispute regarding the propriety of the Stop Transfer Restriction shall be resolved in accordance with the provisions of Sections 8.10. If the parties ultimately agree or arbitrator decides that Seller is not liable for all or some portion of the disputed Losses, then Purchaser shall authorize the transfer of the Common Stock, less the number of shares corresponding to the amount of Losses for which Seller was found liable. Neither the exercise of nor the failure to exercise the Stop Transfer Restriction shall constitute an election of remedies nor limit Purchaser in any manner in the enforcement of any other remedies that may be available to Purchaser or Purchaser Indemnified Person, including without limitation, Purchaser’s right of set-off against the Earn-Out described in Section 5.4(a).

ARTICLE 6

COVENANTS AND CLOSING CONDITIONS

6.1 Obtaining Necessary Consents to Certain Contracts. Seller shall use its best efforts to obtain any and all consents necessary for the effective assignment to and assumption by Purchaser of the Business Contracts, including the consents set forth on Section 2.4 of the Disclosure Schedule. All such consents shall be in writing and executed counterparts thereof shall be delivered promptly to Purchaser.

6.2 Assignment Agreements. Seller shall use its best efforts to deliver to Purchaser an Assignment Agreement executed by each of the former membership interest holders of Superdudes. Schedule 6.2 of the Disclosure Schedule sets forth the members of record of Superdudes, and their respective membership interests in, immediately prior to the dissolutionof Superdudes.

6.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions to be performed by it at the Closing are, at the option of Purchaser, subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Required Consents. Any and all required consents from third parties to the Business Contracts set forth on Section 1.1(a)(i) of the Disclosure Schedule shall have been obtained, and evidence thereof satisfactory to Purchaser shall have been delivered to Purchaser.

(b) Assignment Agreements. Any and all Assignment Agreements shall have been executed and delivered to Purchaser, in a form reasonably satisfactory to Purchaser.

ARTICLE 7

DEFINITIONS

7.1 Definitions.

(a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” means this Asset Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto, as the same shall be amended from time to time.

“Assets” has the meaning ascribed to it in Section 1.1(a).

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assignment Agreements” means those assignment agreements by and between Seller and Superdudes entered into prior to the Closing Date, substantially in the form of Exhibit F hereto.

“Assignment Instruments” has the meaning ascribed to it in Section 1.4.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Assumed Liabilities” has the meaning ascribed to it in Section 1.2(a).

“Assumption Agreement” has the meaning ascribed to it in Section 1.4.

“Assumption Instruments” has the meaning ascribed to it in Section 1.4.

“Benefit Plan” means any Plan established by Seller, or any predecessors or Affiliates of Seller, existing at the Closing Date or prior thereto, to which Seller contributes or has contributed on behalf of any Employee, former Employee or director, or under which any Employee, former Employee or director of Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Base Price” has the meaning ascribed to it in Section 1.3.

“Business” has the meaning ascribed to it in the forepart of this Agreement.

“Business Books and Records” has the meaning ascribed to it in Section 1.1(a)(v).

“Business Contracts” has the meaning ascribed to it in Section 1.1(a)(i).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Business Licenses” has the meaning ascribed to it in Section l.l(a)(iv).

“Closing” means the closing of the transactions contemplated by Section 1.4.

“Closing Date” has the meaning set forth in Section 1.4.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Consulting Agreement” means that consulting agreement by and between Purchaser and Paul Dumais entered into as of the date hereof, substantially in the form of Exhibit E hereto.

“Covenant Not to Compete” means the Non-Competition Agreement by and among Purchaser and Sellers to be entered into on the Closing Date, substantially in the form of Exhibit D hereto.

“Disclosure Schedule” means the record delivered to Purchaser by Sellers herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Sellers pursuant to this Agreement.

“Earn-Out” has the meaning ascribed to it in Section 1.3.

“Employee” means each employee, officer or consultant of Seller engaged primarily in the conduct of the Business.

“Environmental Law” means a Legal Rule pertaining to land use (excluding Legal Rules regarding zoning and building code restrictions), air, soil, surface water, ground-water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as the same have been amended from time to time: (i) Clean Air Act (42 U.S.C. ‘ 7401, et seq.); (ii) Clean Water Act (33 U.S.C. ‘ 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S. C. ‘ 6901, et seq.); (iv) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ‘ 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. ‘ 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. ‘ 2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. ‘ 401, et seq.); (viii) Occupational Safety and Health Act (29 U.S.C. ‘ 651, et seq.); together with all other Legal Rules relating to emissions, discharges, releases or threatened releases of any Hazardous Substance into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” means the financial statements delivered to Purchaser pursuant to Section 2.5.

“GAAP” means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“General Assignment” has the meaning ascribed to it in Section 1.4.

“General Release” has the meaning ascribed to it in Section 1.4.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Hazardous Substance” means any matter that is labeled or regulated as a pollutant, contaminant, hazardous or toxic substance, material, constituent or waste or pollutant under any Environmental Health and Safety Law or by any Governmental Entity and includes, without limitation, asbestos and asbestos-containing materials and any material or substance that is: (i) designated as a “hazardous substance” pursuant to section 307 of the Federal Water Pollution Control Act, 33 U.S.C. section 1251, et seq. (33 U.S.C. ‘ 1317); (ii) defined as a “hazardous waste” pursuant to section 1004 of the Federal Solid Waste Disposal Act, 42 U.S.C. section 6901, et seq. (42 U.S.C. ‘ 6903); (iii) defined as a “hazardous substance” pursuant to section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601, et seq. (42 U.S.C. ‘ 9601); or (iv) so designated or defined under any other applicable Legal Rule.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Intangible Personal Property” has the meaning ascribed to it in Section 1.1(a)(iii).

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by either Seller (other than trade receivables generated in the ordinary course of business of the Sellers).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller”, “Seller’s Knowledge” or “Known to Seller” means the knowledge of any member, officer, director, stockholder or employee of either Seller after reasonable inquiry.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Legal Rules” means the requirements of all laws, codes, statutes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations of all Governmental Entities with jurisdiction.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, attorneys’ fees, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“Material Adverse Effect” and “Material Adverse Change,” with respect to Purchaser, on the one hand, or Seller, the Business or the Assets on the other hand, means (i) any effect on, or change in, the business of Purchaser or Seller, the Business or the Assets, as the case may be, that is or that a reasonable person would believe will be materially adverse to the business, operations, prospects, properties, assets or condition (financial or otherwise) of Purchaser, or to Seller, the Business or the Assets, as the case may be; and, in the case of Purchaser, its corporate parents, subsidiaries of corporate parents and subsidiaries taken as a whole, or (ii) an event or circumstance that has or would have a significant likelihood of a material adverse effect on the ability of Purchaser, on the one hand, and Seller, on the other hand, as the case may be, to perform their respective obligations under this Agreement and the agreements contemplated hereby.

“Mobile Transactions” mean any offline mobile or wireless content transactions entered into directly with wireless or mobile carrier third parties with respect to the Business; provided however, that Mobile Transactions shall not include any transactions using or employing the Internet or any online platform or websites to access or download wireless or mobile content.

“Net Income” means net income of the Business determined in accordance with generally accepted accounting principles, consistently applied, provided however, that an effective tax rate of thirty five percent (35%) shall be used to determine such Net Income.

“Offline Transactions” mean any offline television, radio, print or film transactions entered into with respect to the Business; provided however, that Offline Transactions shall not include Mobile Transactions.

“Operative Agreements” means, collectively, the General Assignment and the other Assignment Instruments, the Assumption Agreement and the other Assumption Instruments, the General Release, the Covenant Not to Compete, the Consulting Agreement and the Assignment Agreements.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Other Assets and Properties” has the meaning ascribed to it in Section 1.1(a)(vii).

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business.

“Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“Representatives” means officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

“Retained Liabilities” has the meaning ascribed to it in Section 1.2(b).

“Seller” has the meaning ascribed to it in the forepart of this Agreement.

“Tangible Personal Property” has the meaning ascribed to it in Section 1.1(a)(ii).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” and “Taxes” means any Governmental Entity income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

(b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of Seller in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE 8

MISCELLANEOUS

8.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:

eUniverse, Inc.

6060 Center Drive, 3rd Floor

Los Angeles, CA 90045

Attention: Christopher Lipp, Esq.

Telephone: (310) 215-1001

Telecopier: (310) 258-2757

If to Seller, to:

Supernation, LLC

219 Arizona Ave.

Santa Monica, CA 90401

Telecopier: (310) 392-9992

Attn: Joe Anderson, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

8.2 Representation by Counsel. Each party hereto represents and agrees with the other, that it has been represented by independent counsel of its own choosing, that it has had the full right and opportunity to consult with such counsel that it availed itself of this right and opportunity, that such party or its authorized officers have carefully read and fully understand this Agreement in its entirety that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that such party or its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

8.3 Entire Agreement. This Agreement (including the Recitals, Schedules and Exhibits hereto) and the other agreements and instruments, the execution and delivery of which are provided for herein, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and terminates and supersedes any and all prior agreements, arrangements and understandings, both oral and written, among the parties hereto concerning the subject matter hereof.

8.4 Expenses. Subject to Section 8.5 and except as otherwise expressly provided herein, Purchaser and each Seller will pay its own respective costs and expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, attorneys’ fees, accountants’ fees and other professional fees and expenses.

8.5 Attorneys’ Fees. If an arbitration or other legal proceeding is brought to enforce or interpret the provisions of this Agreement or any other agreement or instrument provided for herein or as to the rights or obligations of any party to this Agreement or such other agreement or instrument, the prevailing party in such action shall be entitled to recover as an element of such party’s costs of suit, and not as damages, a reasonable attorneys’ fee to be fixed by the court or the arbitrator. The prevailing party shall be the party who is entitled to recover its costs of suit as ordered by the arbitrator, the court or by applicable law or court rules. A party not entitled to recover its costs shall not recover attorneys’ fees.

8.6 Public Announcements. At all times at or before the Closing, neither Seller nor Purchaser will issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom Seller sells goods or provides services in connection with the Business or with whom Seller otherwise has significant business relationships in connection with the Business with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Seller and Purchaser will also obtain the other party’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

8.7 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Business, the Assets or the Assumed Liabilities furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

8.8 Waiver and Amendment. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by Purchaser (by a duly authorized officer other than any former employee or direct or indirect owner of Seller) and Seller. No waiver, forbearance or failure by any party of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party’s right to enforce any other provision of this Agreement or a continuing waiver by such party of compliance with any provision.

8.9 Successors and Assigns. This Agreement shall not be assigned or assignable by Seller without the prior written consent of Purchaser or by Purchaser without the prior written consent of Seller; provided however, that Purchaser may assign its rights hereunder to any Affiliate. Subject to the preceding sentence, each term and provision of this Agreement shall be binding upon and enforceable against and inure to the benefit of any successors or assigns of Purchaser and any successors or assigns of Seller. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

8.10 Dispute Resolution. Any dispute arising out of or relating to this Agreement, or any Exhibit or Schedule hereto or any other agreement or certificate delivered pursuant to this Agreement, the Operative Agreements, including without limitation the Covenant Not to Compete or the transactions contemplated hereby or thereby or the breach, termination or validity hereof or thereof, including any dispute based in whole or in part on tort or other non-contractual principles of law, shall be resolved in the following manner:

(a) Any party may give written notice to the other parties of any dispute which has arisen. Any other party may give written notice within five (5) business days of receipt of the first notice of any additional dispute(s), all to the end that the parties may be reasonably aware of the matters in dispute.

(b) The parties to such dispute shall use all reasonable efforts to resolve the dispute through direct discussions within thirty (30) days of the first written notice that there is such a dispute.

(c) If no amicable settlement is reached as a result of the procedure in subparagraph (B) hereof, the matter shall be fully and finally resolved by arbitration conducted expeditiously by a single arbitrator in accordance with the Rules for Non-Administered Arbitration of Business Disputes promulgated by the CPR Institute for Dispute Resolution (formerly Center for Public Resources). No arbitrator may serve who, during the three-year period immediately preceding the date the arbitration notice is filed, has had a material personal or financial relationship with any participant to the dispute or any Affiliate of any such participant. The place of arbitration shall be (i) Los Angeles, California or (ii) any other city mutually agreed upon by the parties. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16 and judgment upon the award of the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereto hereby waives any claim it may otherwise have to money damages in excess of direct compensatory damages.

(d) The dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by law. To that end, the parties shall not disclose the existence, content or results of any claims hereunder or proceedings conducted in accordance with this provision, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding; provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by law. The parties agree that any decision or award resulting from proceedings in accordance with this dispute resolution provision shall have no preclusive effect in any other matter involving third parties.

8.11 Merger of Documents. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

8.12 Incorporation of Schedules. All Exhibits and Schedules hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

8.13 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

8.14 Interpretation. The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner. Nothing in this Agreement shall be interpreted or construed as creating, expressly or by implication, a partnership, joint venture, agency relationship or employment relationship between the parties hereto or any of their respective officers, directors, agents, employees or representatives.

8.15 Cooperation. Each party hereto shall cooperate with the other party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

8.16 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

8.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

PURCHASER:

eUNIVERSE, INC.

By:	/s/ Brett Brewer
Name:	Brett Brewer
Title:	President

SELLER:

SUPERNATION, LLC

By:	/s/ Matthew Hill
Its:	Chairman